Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Rodney E. Lake

(434) 382-7366

investorrelations@sitestar.com

Sitestar Corporation Announces Second Quarter 2017 Financial Results

Richmond, VA. — August 7, 2017 — Sitestar Corporation (OTCQB: SYTE) (“Sitestar” or the “Company”) today reported financial results for the quarter ended June 30, 2017.

Sitestar Corporation

Comprehensive income attributable to Sitestar Corporation Stockholders for the second quarter and six months ending June 30, 2017 was $449,883 and $569,553, respectively. Book value per share was 5.1 cents at quarter end.

“Our teams are working to continuously improve operations and deliver value to our customers and shareholders. We continue to be excited about the opportunities for each of our operating segments, and remain focused on scouting for new opportunities.” said, Steven L. Kiel, Sitestar’s Chief Executive Officer.

HVAC Operations

HVAC Value Fund has closed six acquisitions to date for an aggregate purchase price of $2.02 million, plus estimated earn outs of approximately $350,000. No new acquisitions were made in this quarter. The HVAC Operations team continues to harmonize the acquisition entities, generating revenue of $1,299,282 for the second quarter and $2,194,674 for the six months ending June 30, 2017.

Internet Operations

Sitestar’s Internet Operations had another steady quarter from operations, and continues to provide cash to the corporate headquarters office to be redeployed. Additionally, the subsidiary closed on the sale of First.com, a domain name that has been actively marketed since the first quarter of 2016. The domain name had a cost basis of $200,000 and was sold for net proceeds of $200,000 including broker and commission fees paid.

Real Estate Operations

As of June 30, 2017, Real Estate Operations consists of 13 residential properties, one commercial property, and interests in several lots. No properties were acquired or sold in this quarter. Subsequent to the quarter one property was sold for gross proceeds of $20,000. The rental property portfolio generated revenue during the quarter of $25,602 net of bad debt expense. The cost of revenue totaled $7,288 including depreciation.

Asset Management Operations

Sitestar operates its asset management business through a wholly-owned subsidiary, Willow Oak Asset Management, LLC. In the quarter ended June 30, 2017, the asset management segment produced a total of $416,268 of comprehensive income, which was generated as a result of unrealized capital gains recognized as revenue (in accordance with GAAP, for financial reporting purposes) from its partnership with Alluvial Fund, LP. Expenses totaled $38,048.

Willow Oak Asset Management has now established partnerships with three funds: Alluvial Fund, LP, Bridge Reid Fund I, LP, and the Bonhoeffer Fund, LP.

Just after the completion of this quarter, Mr. Keith D. Smith and Willow Oak Asset Management announced the launch of a private investment partnership named the Bonhoeffer Fund, LP. The fund launched on July 1, 2017 and is open to accredited investors. Additional information can be found at bonhoeffercapital.com. The Bonhoeffer Fund's portfolio is managed by Mr. Smith with administrative support provided by Willow Oak Asset Management.

About Sitestar

Sitestar Corporation and its subsidiaries engage in several diverse business activities in the following industries: HVAC and plumbing, internet, real estate, and asset management. The company's philosophy is to centralize capital allocation decisions at the corporate level and decentralize operational decisions among subsidiary managers.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance, and actual results may differ materially from those forecasted. Copies of Sitestar’s press releases and additional information about Sitestar are available at www.sitestar.com.